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PART IV
EXHIBIT 13


Lowe's Profile

Lowe's Companies, Inc. is one of America's top forty retailers, serving the do-it-yourself home improvement, home decor, home electronics, and home construction markets.

Lowe's 311 stores serve customers in 20 states located mainly in the South Atlantic and
South Central regions. In 1993 our average store did $14.9 million in sales. Our big stores averaged $18.9 million in sales.

At year-end, our retail sales space totaled approximately 14.2 million square feet. Our employees numbered 28,843.

Lowe's has been a publicly owned company since October 6, 1961. Our stock has been listed on the New York Stock Exchange since December 19, 1979; on the Pacific Stock
Exchange since January 26, 1981; and on the London Stock Exchange since October 6,
1981. Shares are traded under the ticker symbol LOW.

Super Store Super Year

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We asked retail experts and some of Lowe's Partners-In-Interest to tell us what they think of Lowe's today. Here is their take on our big stores, our marketplace, and our future.

Lowe's has broken out of its past molds to meet the demands of today's marketplace on today's terms, says Wyatt Kash from his office in midtown Manhattan. A longtime observer of the home improvement retail industry and publisher of National Home Center
News since 1987, Kash is contemplating the manifold success of Lowe's big stores.

The underlying development is that consumers have never had so much choice in what they could do for their homes, he says. "At the National Homebuilders Show in Las
Vegas. there's an amazing array Of products for home building and remodeling. But most homeowners don't really have any opportunity to see w hat's possible until they get into a large format store."

Although big stores have been getting lots of press for several years now, from most consumers' point of view they are a recent phenomenon.

How big are big stores? Lowe's newest superstore, which opened at the end of March in
Winston-Salem North Carolina, contains 115,000 square feet of selling space and a
30,000-square-foot garden center which includes a year-round nursery. Lowe's completed
57 large store projects in 1993, increasing our total sales floor by 42% to 14.2 million square feet. Big stores are now 52% of Lowe's chain, up from 13% just three years ago.
Last year these big stores accounted for 54% of Lowe s sales and 55% of operating earnings.

The precise square footage of Lowe's big stores may vary; more important is our overriding mandate to dominate our markets by providing a "home improvement destination" -- a store which not only efficiently fulfills the present needs and desires of
Lowe's customers, but also creates a stimulating context for idea generation.







The store has emerged as a powerful marketing device, because it is a statement of priorities and values translated into products and assortment, Kash says. He echoes the consensus opinion that the latest recession and slowdown of the American economy caused consumers to examine their fiscal priorities. "People have been reevaluating their commitments to things like vacations, cars, and luxury goods."

In the face of a future that's less certain than it used to seem, the American home has gained importance as the single biggest investment most consumers ever make. Yet, says
Kash, "Only five cents out of every dollar [of disposable income] currently goes into home improvement and building materials at the retail level. So there's still lots of growth potential."

He believes that this is a great time to emphasize the benefits and value of putting more of America's disposable income into the great American home. Lowe's has developed our destination stores to be effective vehicles for that message.

Stores that will do the best in the future are the ones that make it fun to shop and easy to


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buy, he says.

Renowned retail consultant Walter Loeb affirms that destination stores are attracting shoppers by appealing to consumer priorities for the Nineties High on that priorities list, he says, is efficiency.

Stores today must be clearly focused and oriented to serve the customer efficiently. Self-
service is essential, along with good information at the point of sale and quick checkout proceedures.

Every trip to the store must be productive, Loeb continues. This means you must offer deep assortments and good value, and products must be in stock.

Lowe's stores used to be small and builder-oriented. The culture of Lowe's was the professional builder's culture. The big stores changed that. Now the future is looking very bight because of the new stores and their effective use of space.  Lowe's service in these stores," says Loeb. "Growth will come mostly from Lowe's retail customers, but the professional builder will follow the retail customer to the consumer-
oriented store"

In 1993, Lowe's retail sales were up 21% while sales to contractors grew 11%. Our retail customers supplied an unprecedented 72% of our total sales of $4.5 billion; professional builders accounted for 28%.

George Lorch is surrounded by tiles in the flooring showroom at the corporate headquarters of Armstrong World Industries in Lancaster, Pennsylvania. If you've only looked at flooring in catalogues or small displays, the variety of colors and styles and materials here is likely to, well, floor you. Right next door is Armstrong's ceiling showroom with a similarly overwhelming variety of products. George Lorch,
Armstrong's president and CEO, thinks of these rooms as home decor wardrobes

We would like consumers to be able to change their floor coverings as often as they buy new clothes, he says.

Traditionally, flooring sales have been event driven: you bought flooring if you were moving or adding a room. We want the desire for fashion, choice, and variety to be equally powerful incentives. This is not an advertising strategy; it's our business plan.

This is not an advertising strategy; it's our business plan. To make it work, we need relationships with retailers like Lowe's who are attracting large numbers of customers to their dominant assortments.

By displaying more merchandise than was ever possible before, Lowe's big stores give consumers more exciting options and a hands on understanding of the products they are considering buying for their homes. Whether they intend to do the installation themselves or to buy the merchandise and hire a professional to do the work, better informed consumers make smarter decisions. This increases the likelihood that they will be satisfied with the merchandise and their contractor -- and, ultimately, with Lowe's.


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As consumers put increasing importance on upgrading and personalizing their homes, the
Repair and Remodeling (R&R) industry has thrived. Recognizing the vitality and growth potential of this market segment, Lowe's has been developing and expanding our Installed
Sales program. We believe that this affords Lowe's yet another opportunity to be a service leader and to increase project sales.

Wyatt Kash agrees. "The movement toward installed sales is an important trend supporting growth," he says. "More than half of the top retailers in this industry now offer some sort of installed sales program which supplies the link between consumers and reputable contractors."

The effect is to take projects that would otherwise get postponed, and accelerate them into the current year's sales. I'm talking about installation of doors and windows, toilets, flooring, fencing--all kinds of products.

A retailer like Lowe's is in the position of being a major source of information to help customers get their products installed. It's a potentially uncomfortable role, because you stand to get some grief if the installer doesn't do his job well. But in

Lots of installers just don't understand the products they're working with. When they don't get good results, the customer blames us."

Dick Stonesifer, president and CEO of General Electric Appliances, sees Lowe's Installed
Sales program going hand in hand with the expanded display capabilities of our big stores.

Lowe s now carries more of our built in appliances than just about anybody. Customers want to see how those appliances will look once they're in the home. In Lowe's big stores, customers can see entire kitchen systems on display.


A basic strength of Lowe's is that you actually supply the whole system --  cabinetry, appliances, hardware, flooring, etc.  With all that installation, too, Lowe's is cutting a wide swathe in the field of total service, above and beyond just selling.







We've come a long way from the days when Henry Ford could get away with telling the public that they could have any color Ford they wanted, as long as it was black. In the fiercely Darwinian competition which defines our Nineties marketplace, the need to be responsive to consumer preferences has put a premium on rapid flow of information from the consumer through the retailer to the manufacturer.

Lowe's partnership with our suppliers is strengthened by the high priority we are placing on state of-the art information systems. By increasing the speed and accuracy of information flowing from our sales floors to our suppliers' factory floors, we enable manufacturers to supply us with products that will maximize customer satisfaction. Bill
Corbin is an executive vice president of Weyerhaeuser, one of the nation's leading manufacturers of wood products. He sees his company's relationship with Lowe's as an


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alliance which depends on shared information about consumers' needs and desires.

Lowe's has demonstrated a good understanding of the consumer, he says. "That's evident in the increased store space devoted to displays, the availability of quick reliable service, technical help, installation, and wood that is precut or which can be cut to the specifications of a particular job."

Our role in partnership with Lowe's has been to be a good listener, Corbin says. "The better use we make of the information that we receive, the more we can reduce waste in our system and improve our product quality and service."

The accurate flow of information is also increasing the efficiency of Weyerhaeuser's delivery systems. "Now we can offer 24 hour supply and direct delivery to a project location," Corbin explains.

For Armstrong's George Lorch good information flow is the key to meeting the challenges of today's high fashion home decor marketplace.

We've got to develop new products faster, and manufacture them in shorter runs with shorter setup times, he says. "We want to put out more products, offer more choice. At the same time, no retailer wants to carry lots of inventory. So we have to be able to get products to you quickly and replenish quickly.

With up to the minute information coming from Lowe s, we can develop quick responses which give us a competitive advantage. Information coming right off the point of sale helps us eliminate lost time in ordering and shipping. This in turn increases productivity and helps us deliver the value that is essential to the growth of our business.

In 1961, the year Lowe's went public, Bill Mayo-Smith was an investment adviser working with the firm of G.H. Walker. Also associated with the firm was Gordon Cadwgan, who became one of Lowe's founding directors, and it was to G.H. Walker that Cadwgan brought the underwriting of Lowe's initial public offering.  Bill Mayo-Smith became one of Lowe's first big investors, buying stock in the young growth company at a considerable discount in
1962 following a market setback.  He has been a Lowe's shareholder ever since.

My usual practice is to buy stock in new companies and hold it until the character of the company undergoes a significant change," Mayo Smith says. He is still active, working these days with the firm of Ingalls and Snyder just a couple of blocks from the New York
Stock Exchange.

Factoring in all the times Lowe's stock has split in the past 32 years, the price I paid for those first shares comes out at 11 cents per share, he says, grinning. "At today's market price, that stock has seen approximately 20% appreciation compounded annually for 32 years.

During the whole of that time. I have remained very close to Lowe's people. I've seen them here, I've visited North Wilkesboro, I've been in dozens of Lowe's stores. I've even worked on some of Lowe s annual reports! The company has gone through some


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lean periods, but I decided to stick with it because I felt the odds favored Lowe's ability to reposition itself with a large store format that would attract retail customers.

Lowe's really invented the D0-It-Yourself retailing industry.  Mayo-Smith continues.
They were the first to bring mass merchandising techniques to DIY.

In the late Seventies, when very, large stores first appeared, Lowe's was understandably reluctant to embrace the concept because their strength had always been in small towns, and they weren't sure that those small towns could support huge stores. But starting about six years ago, they began to upgrade their existing stores and their new store expansion to a large format. After the early success of the first few big Lowe s stores, I knew that they were going to be able to pull off a major transformation. I added to my stock positions, and the stock has since done extremely well.

The risk factor is now a thing of the past, Mayo Smith asserts. "Lowe s and Home
Depot are the two leaders in DIY retailing, and they will continue as leaders through the coming years. Both companies have significant growth potential in front of them, in terms of industry growth and even more in terms of market share. Look at the food industry or the retail drug industry: the top chains have a lock on as much as 60% of the total market. After that point, their gains in market share flatten out because the surviving independents are sharp enough to offer real competition. But early on, at the stage where
DIY retailing is now, good chains can grow very rapidly by taking business away from less efficient operators.

I believe that Lowe's will continue to achieve success in an above average growth mode for the next several y ears, Bill Mayo Smith concludes. "I expect an increasing percentage of Lowe's revenues to come from retail sales.

I've held Lowe's stock for a long time, and I have no intention of selling because I believe it has a long way to go before hitting serious resistance to further growth.

In every generation, behaviors are driven by attitudes that reflect the impact of that generation's life experience. That s a generalization that could be applied to just about any aspect of a society. It's relevant here in terms of consumer behavior that is changing and defining Lowe's marketplace in the Nineties.

According to Watts Wacker, an energetic young futurist with the firm of Yankelovich
Partners, the way that Americans feel about their homes and the products that go into them is currently being influenced by a grab bag of societal factors. These include a crisis of confidence in institutions, the time constraints of the two income family lifestyle, the flood of useful but sometimes scary technology and the growing belief that America's s high rolling good times may be gone for good.

As the World War II generation passes the torch of consumption to the Baby Boomers, says Wacker, we are experiencing a paradigm shift in which concepts retain their importance while their definitions change.







Look at our definition of 'success,' he says. "It used to mean a killer job that paid more


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money than your overloaded schedule would let you enjoy.

Now success, like satisfaction, has become centered on the home. I don't mean the home as bunker, I mean the home as familial command center, a celebration place where we look to replace lost rituals in our search for meaningful structure.

Wacker believes that America's crisis of confidence implicates not only the obvious formal institutions such as government and corporate America, but also informal institutions such as spring cleaning, prom night, and Halloween trick-or treating.

Things change, he says simply. "If your marketing strategy is based on outmoded behaviors, you're dooming yourself to anachronism.

For instance, consider the disappearance of the 'spring cleaning' tradition. For our mothers, it was a ritual, but neither women nor men have time for it now. Generally speaking, we don't maintain things anymore; we replace them. Retailers have to be aware ot these changes and strategize accordingly."

Retailing is currently the focus of tremendus consumer dissatisfaction, Wacker says.
It's part of our cultural schizophrenia: we want great deals, but we don't want to victimize somebody else. Furthermore, we don't want to be victimized ourselves by manufacturers and retailers who sometimes seem to regard us as pigeons ripe for plucking. According to Wacker, the Baby Boom generation doesn't believe advertising --
or at least, not in the same old tired formats.

The technology of mass media makes consumer manipulation easy, he says, and advertising does it faster than anything else.

On the other hand, he says, technology also facilitates the sort of "lean manufacturing"
that Armstrong's George Lorch refers to when he talks about quick responses and shorter production runs.

Manufacturing is now a service business, agrees Wacker, "in which technology makes for personalized distribution."

As for standard retailing formats, Wacker says that the American public finds them sorely lacking. "Stores are pushing people away," he says. "Only one out of five consumers thinks that shopping malls are safe; 62% of shoppers say that they have abandoned items in a stores checkout aisle

Most stores, he says, pay lip service to the familiar mantra of "quality, selection, style, and service" as criteria influencing consumer shopping habits. When asked, however, people are most likely to say that they will go to a store if they have had a good experience there before.

What makes a good shopping experience for these demanding consumers? Wacker agrees with Walter Loeb (and with Lowe s) that efficient self service is a top priority.

According to the Yankelovich Monitor, shopping convenience ranked even higher than selection (which came in second) as an important factor in a shopping experience. Pleasant atmosphere ranked third in importance.

People will invest time in your store, says Wacker, "if the outcome is reduced stress, or



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if the experience provides enough entertainment value to compensate for the lost time."

American consumers today also have social and environmental concerns that retailers and manufacturers do well to heed. Weyerhaeuser's Bill Corbin says that his company has a very important message for the consumer: "We are environmentally conscientious, and our values are the same as your own.

Says Corbin, "Lowe's is helping us inform the public about our environmentally friendly engineered wood products, which are made with I-beams that use less wood and save trees. while also being structurally stronger.

We want Lowe's customers to know that we are listening to their concerns, that we are profoundly interested in conservation; that we do recycle and are working on waste reduction; and that we try very hard to manufacture with minimal environmental impact.


Dick Stonesifer of GE pledges that "Through our partnership with Lowe's, we will be unfailingly responsive to our customers' desires. We will continue to invest in products that save water and energy while also performing quickly, quietly, and without polluting."

Watts Wacker knows that consumers say they truly want all those things; they also want not to have to pay any more for products that measure up to those standards. What else would you expect from a society that wants savings in the future without sacrificing anything today; that demands better health care for everyone, but doesn't think anyone should pay more for it; and that hasn't learned yet that it can't have expanded government services and also pay lower taxes?

We want structure and change, he says, "but not a limiting amount of structure, and not a scary amount of change. It's a delicate balance, and not easy to find."

Perhaps because Lowe's grew up in small town America's, we have always wanted to be part of the communities where we operate, above and beyond the call of business. On local and regional levels we have always donated funds and materials to deserving individuals and organizations, and we are proud to be thought of as a good neighbor.

Since 1957, we have administered our corporate philanthropy through Lowe's Charitable and Educational Foundation under the leadership of Pete Kulynych, one of Lowe's founding directors. In 1981 we co founded the Home Improvement Research Institute to fulfill a more overtly business related function as an objective and authoritative voice for our industry.

In 1993 we embarked on a new philanthropic venture -- one which has the potential to save lives and money by addressing concerns very near the hearts of our home center and building products partners The new foundation is Lowe's Home Safety Council, and its mission is to enhance the quality of American homelife by helping families improve the comfort and security of their homes through good health and safety practices.

Each year, American homes are the scene of nearly 20,000 accidental deaths and more


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than six million disabling injuries. According to the National Safety Council (with whom
Lowe's Home Safety Council is affiliated), these preventable accidents cost the taxpayer roughly $85 billion, or near half of every dollar of property tax paid in the United States.

The function of the Home Safety Council will be to gather resources and channel them into a variety of charitable and educational projects. Each of Lowe's stores will serve an additional function as a home safety center where consumers will find the information and products they need to make their homes into safe havens.

The council intends to establish a two way flow of energy and communication which will be generated at the local level by Lowe's store managers and district managers, and at the national level have an executive director and a highly visible board.

All of Lowe's Partners In Interest, and especially our manufacturing partners, are invited to join this major home safety initiative. Their participation will reflect a shared concern for the welfare of the public who use their products, and will be a natural extension of their involvement in American homelife.

Charter members of Lowe's Home Safety Council include the Honorable Lamar Alexander, the Honorable Jack Kemp, and the Honorable Louis Sullivan.

Manufacturing charter members are Armstrong Corporation, BRK Electronics/First Alert,
Clairson International, Nibco, Inc., Oatey Company, Osram Sylvania, Inc., R.D. Werner
Co., Regent Lighting Corporation, and United Industries.

The Home Safety Council is affiliated with a group of highly respected national organizations. These are the American Association of Retired Persons (AARP); the
American Federation of Police; the Consumer Federation of America; the National
Association of Chiefs of Police; the National Association of Pediatric Nurse Associates
and Practitioners (NAPNAP); the National Association for Search and Rescue; the
National Child Safety Council; the National Fire Protection Association; and the National
Safety Council.

Walter Loeb thinks that the establishment of Lowe's Home Safety Council "puts Lowe's on the leading edge of a very  timely issue." Once again, Lowe's takes the initiative in a cause that will benefit all our partners in interest.

Lowe's Store Locations       * denotes Contractor Yard
Alabama 14
Decatur                 Dothan              Florence              Gasden
Huntsville              Jasper              Mobile (West)
                        Montgomery
Montgomery (South)      Muscle Shoals       Opelika(pepperell Corners)
Oxford                  Prattville          Tuscaloosa
Arkansas 6
El Dorado               Fayetteville        Fort Smith            Hot
Springs
Jonesboro               Pine Bluff


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Delaware 3
Chistiana               Dover               Sussex County
Florida 16
Fort Pierce             Fort Walton Beach   Gainesville
                        Gainesville (SW)
Inverness               Kissimmee           Lake County           Lakeland
Lake Wales              Mitland             Ocala *               Orange
City
Panama City             Pensacloa (North)   Tallahassee
                        Tallahassee (NE)
Georgia 18
Albany                  Athens              Augusta               Augusta






(West)
Brunswick               Carrollton          Columbus (North)      Fort
Oglethorpe
Gainesville             LaGrange            Macon                 Rome
Savannah                Savannah (South)    Thomasville           Thomson
Valdosta                Warner Robbins
Illinois 3
Decatur                 Marion              Springfield
Indiana 9
Anderson                Clarkesville        Indianapolis
                        Indianapolis (East)
Indianapolis (West)     Kokomo              Muncie                Richmond
Terre Houte
Kentucky 19
Ashland                 Bowling Green       Corbin                Danville
Elizabethton            Frankfort           Glasgow               Lexington
Lexington (East)        Louisville          Owensboro             Paducah
Paintsville             Pikeville           Richmand              Saint
Matthews
Somerset                Whitesburg          Winchester
Louisiana 14
Alexandria              Baker               Bossier City          Hammond
Houma                   Lafayette (Carenco) Lafayette (Acadiana Square)
Lake Charles            Leesville           Natchitoches          New Iberia
Shreveport              Thibodaux           West Monroe
Maryland 11
Bowie                   Charles County      Cumberland            Easton
Frederick               Frederick *         Gaithersburg
                        Hagerstown
Saint Mary's County     Salisbury           Westminster
Mississippi  7
Columbus                Gautier             Gulfport
                        Hattiesburg
Jackson                 Meridian            Tupelo
Missouri 2
Joplin                  Springfield


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North Carolina 71
Albemarle               Asheboro            Asheville (East)      Asheville
(West)
Banner Elk              Boone               Burlington            Cary
Chapel Hill             Charlotte (North)   Charlotte *           Charlotte
(Crown Point)
Concord                 Durham *            Durham (Oxford Commons)
Elizabeth City          Fayettevilee        Forest City           Franklin
Garner                  Gastonia            Gastonia(Franklin Square)
Goldsboro               Greensboro (North)  Greensboro (SW)
                        Greensboro *
Greenville              Henderson           Hendersonville        Hickory
Hickory *               High Point          High Point (North)
                        Jacksonville
Kannapolis              Kinston             Lenoir                Lexington
Lincolnton              Lumberton           Monroe
                        Mooresville
Morehead City           Morganton           Mount Airy






                        Murfreesboro
New Bern                Pineville           Raleigh *             Raleigh
(North)
Reidsville              Rockingham          Rocky Mount           Salisbury
Sanford                 Shelby              Smithfield            Southern
Pines
Southport               Sparta              Statesville
                        Washington
Waynesville             Whiteville          Wilkesboro
                        Wilmington *
Wilmington (University CWilson              Winston-
Salem
Winston-Salem (Hanes MalZebulon
Ohio 10
Cincinnati *            Circleville         Findlay               Heath
Lancaster               Marion              Ontario               Springfield
Wheelersburg            Wooster
Pennsylvania 7
Altoona                 Chambersburg        Hanover (Hanover Crossings)
Harrisburg              Mechanicsburg       State College York
South Carolina 22
Aiken                   Anderson            Charleston            Columbia
(NE)
Columbia (West)         Easley              Florence              Gaffney
Greenville              Greenwood           Irmo                  Laurens
Mount Pleasant          Myrtle Beach        Orangeburg            Rock Hill
Seneca                  Spartanburg         Spartanburg *
                        Summerville
Sumter                  Taylors
Tennessee 26


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Athens                  Bartlett *          Chattanooga
                        Chattanooga (North)
Chattanooga *           Clarkesville        Cleveland             Columbia
Cookeville              Crossville          Gallatin              Greenville
Hermitage               Jackson             Johnson City          Kingsport
Knoxville (North)       Knoxville (South)   Knoxville (West)      Madison
Maryville               Morristown          Murfreesboro          Nashville
Nashville *             Tullahoma
Texas 2
Longview                Tyler
Virginia 34
Bluefield               Bristol             Chancellor
                        Charlottesville *
Charlottesville (Rio HilChesapeake          Chester (Breckenridge)Chester *
Christiansburg          Churchland          Claypool Hill         Danville
Denbigh                 Dublin              Fredricksburg         Galax
Harrisburg              Lynchburg           Manassas              Marion
Martinsville            Newport News *      Richmond              Richmond
(West)
Richmond (Victorian SquaRoanoke             Roanoke *
South Boston            Stauton             Suffolk
                        Winchester
Wise County             Woodbridge *        Woodbridge (Smoketown Station)
West Virgina 17






Barboursville           Beckley             Belle
                        Chapmanville
Charleston              Charleston (South)  Clarksburg            Cross
Lanes
Fairmont                Huntington          Martinsburg           Matewan
Morgantown              Parkersburg         Princeton
                        Summersville
Teays Valley
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